Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use of our report on Biovest International, Inc., dated November 22, 2002, in Amendment No. 8 to the Registration Statement (Form S-1) and related Prospectus of Accentia Biopharmaceuticals, Inc. and subsidiaries for the registration of shares of its common stock.

/s/ Lazar, Levine & Felix, LLP
Lazar, Levine & Felix, LLP

New York, New York

September 22, 2005